EXHIBIT 99.1

News Release          News Release          News Release           News Release

[LOGO] American Express                     American Express Financial Advisors
                                            108 AXP Financial Center
                                            Minneapolis, MN 55474


Contact:     David Kanihan                Richard Eats
             American Express             Threadneedle
             1-612-678-4925               44-20-7464-5924
             david.e.kanihan@aexp.com     richard.eats@threadneedle.co.uk


                    AMERICAN EXPRESS COMPLETES ACQUISITION
                       OF THREADNEEDLE ASSET MANAGEMENT

LONDON, October 1, 2003 -- American Express Company (NYSE: AXP) today announced that American Express Financial Corporation has completed its acquisition of London-based Threadneedle Asset Management Holdings LTD from Zurich Financial Services Group (SWX: ZURN). American Express Financial Corporation paid Zurich Financial Services Group GBP 340 million
(approximately USD 565 million at current exchange rates) in cash at closing for the Threadneedle group. The agreement was originally announced on June 16, 2003.

"The acquisition of Threadneedle is a key step in our strategy to expand American Express' financial services business globally," said Jim Cracchiolo, Group President - Global Financial Services, and Chairman and Chief Executive Officer - American Express Financial Advisors. "Beginning today, Threadneedle becomes the international investment platform for American Express' global asset management business."

Threadneedle is one of the premier asset management organizations in the U.K., with more than GBP 48 billion (USD 80.35 billion) in assets under management as of the end of the second quarter of 2003. Founded in 1994, Threadneedle manages assets for insurance companies, private investors, corporations, investment funds, pension plans and Zurich affiliate group companies. It is the fourth largest retail investment funds manager* and the ninth largest segregated pension fund manager** in the U.K. by assets under management. Threadneedle also operates in Germany and other European markets.

As part of the agreement, Threadneedle will continue to manage certain assets for Zurich Financial Services U.K., which comprise a substantial portion of Threadneedle's assets under management, for an initial term of up to eight years, subject to standard performance criteria. It will also maintain its close working relationship with Zurich's U.K. distribution network, which will continue to have access to Threadneedle investment products and services.

Threadneedle's investment process will remain unchanged. It will retain its brand and will continue to be led by Simon Davies, Threadneedle CEO, and the existing management team.

"All of us at Threadneedle are delighted that we can continue to grow our business as part of American Express and look for opportunities in new markets," said Davies.

Threadneedle has garnered numerous awards, including Morningstar's Best European Fund Family Overall in 2002, Standard & Poor's Best Overall Investment Manager - Europe 2003, and Overall Group of the Year in Lipper's U.K. awards for 2002 and 2003.

American Express Company, founded in 1850, is a global travel, financial and network services provider.

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American Express Financial Advisors Inc. Member NASD and SIPC. American
Express Company is separate from American Express Financial Advisors Inc. and is not a broker-dealer.

* Investment Management Association: 7-31-03
** FTfm league table of pension fund managers: May 2003